Exhibit 99.1

Nautilus, Inc. Announces Completion of Sale of Certain Commercial Assets and Provides Update on Other Material Events

Sale of Certain Commercial Assets Expected to Generate Proceeds of $10.9 Million

Company Anticipates Receiving Federal Tax Income Refund of Approximately $12.1 Million Prior to January 31, 2010

Company Ends 2009 with No Outstanding Borrowings

VANCOUVER, Wash., January 5, 2010 — Fitness company Nautilus, Inc. (NYSE:NLS), (the “Company”) announced today that it has completed the sale and licensing of certain assets of its commercial business to Xiamen World Gear Sports Goods Co., Ltd. (“World Gear”). The sale was completed pursuant to the terms of two previously disclosed asset purchase agreements by and between the Company and Fit Dragon International, Ltd. (“Fit Dragon”). World Gear is an affiliate and permitted assignee of Fit Dragon. The sale included certain assets of the StairMaster® and Schwinn® commercial product lines, including the licensing of indoor cycling products of the Schwinn® brand for use in the commercial channel, which primarily consists of health clubs. The Company retains certain rights to the Schwinn® brand and will continue to market Schwinn® fitness products in the consumer channel, including both retail and direct-to-consumer.

Under the terms of the asset purchase agreements, the Company received a cash payment of approximately $7.9 million at closing and expects to receive approximately $2.0 million in additional cash payments within sixty days of closing and another $1.0 million over the next three years. In addition, the Company is entitled to receive certain royalties based on World Gear’s post-closing sales of Schwinn® commercial indoor cycling and StairMaster® products.

The Company had previously announced its intention to divest itself of its commercial business in order to enable its management team to focus its resources on its branded consumer retail and direct businesses. The aforementioned agreements do not involve Schwinn® products which are sold in the retail and direct sales channels, which Nautilus will continue to sell. Nautilus continues to work with Robert W. Baird & Co. to divest its remaining commercial assets, including Nautilus-branded strength and cardio lines and the manufacturing plant in Virginia.

“We are pleased that we have completed this important step toward our goal of focusing exclusively on our direct and retail channels,” said Edward Bramson CEO of Nautilus. “We believe this divesture is in the best interest of our shareholders and will enable us to better leverage the new operating model of our restructured company. We are confident that the expected divesture of the remaining Nautilus-branded strength and cardio commercial lines during 2010 will ensure that these commercial products will continue to be available for health clubs and fitness centers for the future.”

The Company also announced that a federal income tax refund of approximately $12.1 million which it previously expected to receive by March 31, 2010 is now expected to be received earlier, prior to January 31, 2010.

Pursuant to the sale of the commercial business unit assets referred to above, the Loan Agreement with Bank of America was terminated and all related security interests were released. At September 30, 2009 and December 29, 2009 there were no borrowings under the Loan Agreement.

Mr. Bramson concluded, “With the sale of these commercial assets and our anticipated federal tax refund, we enter 2010 with a much improved balance sheet and as a more focused and healthier company.”

About Nautilus, Inc.

Headquartered in Vancouver, Wash., Nautilus, Inc. (NYSE:NLS) is a global fitness products company providing innovative, quality solutions to help people achieve a healthy lifestyle. With a brand portfolio including Nautilus®, Bowflex®, Schwinn® Fitness, and Universal®, Nautilus markets innovative fitness products through direct and retail channels. Website: www.nautilusinc.com

Safe Harbor Statement:

This press release includes forward-looking statements, including statements concerning expected additional payments related to the sale of certain assets of the Company’s Schwinn® and StairMaster® commercial product lines, the planned disposition of other assets of the Company’s commercial business, the Company’s plans to continue to market Schwinn® fitness products in the consumer channel, including both retail and direct-to-consumer, and the anticipated receipt of a federal tax refund. Factors that could cause Nautilus, Inc. actual results to differ materially from these forward-looking statements include the due performance by the buyer of its obligations as set forth in the definitive sales agreements, changes in the amount and timing of the anticipated federal tax refund, future sales of the divested assets to the extent such sales relate to expected payments under the sales agreements, the Company’s ability to effectively identify, negotiate and integrate any future strategic transactions, and the Company’s ability to effectively manage its working capital and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of other risks and uncertainties that may affect the Company’s results of operations. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made.

SOURCE: Nautilus, Inc.

For Nautilus, Inc.

Investor Relations

John Mills, 310-954-1100

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